EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the

Bear State Financial, Inc.

   Employees’ Savings & Profit Sharing Plan and Trust

Harrison, Arkansas

We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-135402), Form S-8 (File No. 333-193405), Form S-3 (File No. 333-212622) and Form S-8 (File No. 333-217386) of Bear State Financial, Inc. of our report dated June 27, 2017, with respect to the financial statements and supplemental schedule of the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan and Trust as of and for the years ended December 31, 2016 and 2015, which are included in this annual report on Form 11-K.

/s/ Frost, PLLC

Little Rock, Arkansas

June 27, 2017